Exhibit 10.3

CONTRACT OF SALE

BUCA DI BEPPO SUMMERLIN

7690 WEST LAKE MEAD, LAS VEGAS, NEVADA

THIS CONTRACT OF SALE (the “Agreement”) is made and entered into by and between the parties listed below as “Seller” and “Purchaser”, effective as of the Effective Date (defined below).

ARTICLE I.

BASIC TERMS

1.1 The following shall constitute the Basic Terms (herein so called) of this Agreement, and the terms having initial capital letters, used in the captions, or otherwise defined in the Article I shall have the same meaning when used in other Articles of this Agreement, unless the context otherwise requires a different meaning. Also, in the event of any conflict between the Basic Terms and other provisions in this Agreement, the Basic Terms shall control.

1.1.1 Seller:	BUCA RESTAURANTS 2, INC.
Address:	1300 Nicollet Mall, #5003
Minneapolis, MN 55403
Attn: Richard G. Erstad, General Counsel
Phone: 612-225-3486
Fax: 612-225-3586
Email: rerstad@bucainc.com

1.1.2 Purchaser:	BARTON CREEK CAPITAL, LLC AND/OR ASSIGNS
Address:	515 Congress, Suite 1515
Austin, TX 78701
Attn. Keith Buchanan/Justin Metcalf
Phone: (512) 474-4000
Fax: (512) 857-0321
Email: kbuchanan@bartoncreekcap.com
Email: jmetcalf@bartoncreekcap.com

1.1.3 Property/Project: Buca di Beppo - Summerlin, 7690 West Lake Mead, Las Vegas, Clark County, Nevada, containing approximately 7,875 square feet of space, and more particularly described on Exhibit “A” attached hereto (the “Real Property”).

1.1.4 Purchase Price: Purchaser shall pay the sum of $3,150,000.00, all in cash at Closing (defined below).

1.1.5 Earnest Money: $25,000.00, to be delivered to the Title Company (defined below) on or before five (5) business days after the Effective Date (defined below). Such deposit is referred to as the “Earnest Money”. The Earnest Money is to be placed in an interest-bearing account, with interest accruing for the benefit of Purchaser, and which shall be applied to the Purchase Price at Closing.

1.1.6 Title Company:	LandAmerica Commonwealth Title of Dallas
5720 LBJ Freeway, Suite 410
Dallas, Texas 75240
Attention: Kim Lawrence
972-661-2145/ 972-661-3283 (fax)
Email: kim@kimlawrencepc.com

1.1.7 Review Period: A period of time expiring thirty (30) days after the Effective Date; provided, the Review Period may be extended by written notice from Purchaser to Seller during the Review Period for a period of fifteen (15) days if needed to obtain an unconditional loan commitment or due diligence materials.

1.1.8 Closing: On or before thirty (30) days after the expiration of the Review Period.

1.1.9 Special Provisions: It is specifically agreed that the following shall be conditions to Closing for the benefit of the parties identified below:

(a) Lease: At Closing, Seller and Purchaser shall enter into a Lease (herein so called), wherein Purchaser shall lease the Property back to Seller on terms to be included in the Lease, including but not limited to the following: (i) term: fifteen (15) years with three (3) consecutive five (5) year options; (ii) base rent: $267,750 in Year 1, and thereafter base rent shall increase two percent (2%) over the base rent in the immediately preceding calendar year, option base rent: Market Rate in Year 16, and thereafter option base rent shall increase two percent (2%) over the option base rent in the immediately preceding calendar year; which base rent and option base rent shall be absolutely net to Purchaser; (iii) Seller shall be responsible for the payment of all real estate, personal property and leasehold taxes, as well as all insurance premiums for all insurance coverage required by Purchaser and its lender, and to secure such payment, Seller shall make monthly payments based on annual estimates of such amounts provided by Purchaser; (iv) Seller shall be responsible for the maintenance, repairs and replacements with respect to the Property, and Purchaser shall have no obligation whatsoever as to any such matter; and (v) Seller shall deliver to Purchaser a security deposit in cash or letter of credit as follows: $25,000.00 at the Closing. The form of the Lease shall be negotiated during the Review Period, provided that in the event of any inconsistency between the Lease and this Agreement, the Lease shall control.

(b) Due Diligence and Closing Costs. Seller shall be responsible for the payment of all costs and expenses related to the payment of (i) the preparation and revision of all engineering and environmental reports, appraisals, updated survey, owner and lender title policies and endorsements required by Purchaser and its lender, (ii) the drafting and recording of the deed, (iii) all transfer and mortgage taxes, and (iii) all escrow fees.

ARTICLE II

DESCRIPTION OF THE PROPERTY

2.1 In consideration of the Purchase Price and upon the terms and conditions hereinafter set forth, Seller shall sell to Purchaser and Purchaser shall purchase from Seller:

2.1.1 The Property;

2.1.2 All improvements, structures and fixtures placed, constructed or installed on the Land, being the Project, related parking spaces and all other structures and amenities located thereon (the “Improvements”), and certain tangible personal property and all intangible property owned by Seller that is located on or in or is used in connection with the use or operation of any of the Property (“Personal Property”). Personal Property shall include, without limitation, all the following, to the full extent such items are assignable: (a) all of the tangible property listed on a schedule to be delivered according to section 4.4.2 of this Agreement; (b) the service contracts listed on a schedule to be delivered according to 4.4.2 of this Agreement; (c) all warranties and guaranties on or related to the tangible Personal Property or related to construction, repair, or alteration work on the Real Property; (d) all licenses and permits related to the Property; and (e) all plans, drawings, engineering studies located within, used in connection with, or related to the Property.

2.2 The Property, Improvements, and Personal Property shall be referred to collectively herein as the “Property” or the “Project.”

ARTICLE III.

CLOSING

3.1 The procedure to be followed by the parties in connection with the Closing shall be as follows:

3.1.1 At the Closing the Seller shall cause to be delivered to the Title Company (sometimes herein referred to as the “Escrow Agent”) or to Purchaser, as applicable, the items specified herein and the following documents and instruments duly executed and acknowledged, in recordable form and in form reasonably acceptable to Purchaser and the Title Company:

3.1.1.1 A Special Warranty Deed (the “Deed”) dated as of the Closing Date, in favor of Purchaser or its assignee;

3.1.1.2 A blanket conveyance, bill of sale and assignment (the “Bill of Sale”), conveying and assigning to Purchaser all Improvements, Personal Property and all Intangible Property, and assigning to Purchaser such service contracts, and maintenance agreements as may be designated by Purchaser, which may be in force with regard to the Property;

3.1.1.3 A counterpart of the Lease;

3.1.1.4 Evidence acceptable to Title Company, authorizing the consummation by Seller of the purchase and sale transaction contemplated hereby and the execution and delivery of the closing documents on behalf of Seller, including documentation confirming the legal existence of Seller, the authority of Seller to execute and deliver such closing documents and the valid execution of such closing documents on behalf of Seller;

3.1.1.5 Possession of the Property, subject only to the Permitted Exceptions and Seller’s possession under the Lease; and

3.1.1.6 All other documents and instruments reasonably required by Purchaser or the Title Company to effectuate the Closing.

3.1.2 At the Closing, Purchaser, or its assignee, shall cause to be delivered to the Title Company funds payable to the Title Company representing the cash portion of the Purchase Price, due in accordance with Article I hereof, less, in the event the Earnest Money is in the form of cash, the Earnest Money already deposited, together with all accrued interest thereon, which is to be applied to the total cash payment required, and counterparts of the Assignment, the Bill of Sale and the Lease.

3.1.3 At the Closing, Seller and Purchaser shall cause to be delivered to the Title Company such other instruments and documents as may be necessary and appropriate and required hereunder in order to complete the Closing of the transactions contemplated hereunder.

3.1.4 At the Closing, Seller shall deliver to the Purchaser and the Title Company a certificate in such form as may be required by the Internal Revenue Service pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, or the regulations issued pursuant thereto, certifying as to the non-foreign status of a transferor, in the form required by the Internal Revenue Service (“IRS”). In the event that Seller fails or refuses to deliver such certificate to Purchaser and the Title Company at the Closing, Seller authorizes the Purchaser or the Title Company to withhold from the cash portion of the Purchase Price as authorized by the IRS.

3.2 Upon the completion of the deliveries specified in Section 3.1 above, the Escrow Agent shall be authorized to cause the appropriate closing documents to be immediately recorded in the appropriate records, and shall deliver the balance of the proceeds from the sale to Seller, after deducting all expenses thereof or such other items as may be specified herein.

3.3 Seller shall furnish Purchaser with an ALTA Extended Coverage Fee Simple Policy of Title Insurance (the “Title Policy”) within a reasonable time after Closing, in the full amount of the Purchase Price, wherein the Title Company shall insure that the title to the Project is vested in Purchaser, containing no exception to such title other than the Permitted Exceptions (hereinafter defined) and the standard printed exceptions (provided that the area and boundaries exceptions shall be amended at Purchaser’s expense to except only to “Shortages in Area”, the exception for restrictive covenants shall be endorsed “None of Record” or shall list only those restrictive covenants as may be Permitted Exceptions, the exception for taxes shall be limited to taxes for the year in which Closing occurs and subsequent years, and subsequent assessments for prior years due to change in land usage or ownership, and endorsed “Not Yet Due and Payable”), any exception for parties in possession of the Property shall be limited to rights of Seller under the Lease, and there shall be no exception for visible and apparent easements, roads and highways or any other matters which would be disclosed by a current survey of the Property.

ARTICLE IV.

ITEMS FOR REVIEW; REVIEW PERIOD

4.1 Upon execution of this Agreement, Purchaser and/or Seller, as the case may be, shall perform the following within the time stated, each of which shall be a condition precedent to Closing:

4.1.1 On or before ten (10) business days after the Effective Date, Purchaser, at Seller’s sole cost and expense, shall obtain a Commitment for Title Insurance or a

Commitment to Insure (the “Commitment”) dated not earlier than the date of this Agreement, issued by the Title Company, showing Seller’s title to the Project to be good and marketable, together with true, correct and legible copies of all items and documents referred to therein. Purchaser shall have fifteen (15) days after receipt of said items (and the Survey hereinafter referred to) to examine the condition of title and approve or disapprove the same. Those items listed in the Commitment and not disapproved of by Purchaser within the 15 day period described above shall be referred to as the “Permitted Exceptions.” In the event that Purchaser disapproves of all or any item referred to in the Commitment, Seller shall have a period of five (5) days within which to cure or remove such exceptions, without any obligation to do so. In the event Seller fails or refuses to cure all of such items within such cure period, Purchaser shall have the right to terminate this Agreement, whereupon the Title Company is hereby authorized to, and shall, upon request of Purchaser, return to Purchaser all Earnest Money that has been theretofore paid or deposited by Purchaser to it under or in connection with this Agreement, and the parties hereto shall be released from all obligations hereunder. In the alternative, at the written request of Purchaser, Seller shall deliver the title in its existing condition and Purchaser shall, by acceptance of such title, waive any objections to such title which have not been cured except as to warranties contained in the documents of conveyance.

4.1.2 Within ten (10) business days after the date of this Agreement, Seller shall deliver to Purchaser a copy of an ALTA As-Built Survey (the “Survey”) of the Property. Purchaser shall have the Review Period within which to approve or disapprove the material contained in the Survey. If Purchaser shall disapprove the Survey by providing written notice to Seller during the Review Period, Seller shall have a period of five (5) days within which to correct any defects disclosed by the Survey or obtain title insurance over such defects. In the event Seller fails to cure such defects with the 5 day cure period, Purchaser shall have the right to terminate this Agreement and, upon such termination, all Earnest Money previously deposited shall be immediately refunded to Purchaser and the parties hereto shall have no further liability or obligations hereunder. If Purchaser fails to disapprove the Survey by written notice during the Review Period the Survey shall be deemed approved and any defects disclosed by the Survey shall be deemed to Permitted Exceptions.

4.2 During the Review Period, Purchaser shall have the right to perform any and all inspections or studies of the Property which Purchaser may desire, including but not limited to a physical inspection of the Property. A representative of Seller shall be entitled to be present during all such inspections. Any intrusive testing shall require the prior written approval of Seller, not to be unreasonably withheld, and Purchaser shall promptly restore any damage or disturbance caused by such intrusive testing. If Purchaser shall find such inspections or studies to be unsatisfactory, for any reason, or if Purchaser otherwise determines that the Property is not suitable for its intended use thereof, for any reason whatsoever, in Purchaser’s sole discretion, Purchaser shall have the right, at its option, to terminate this Agreement within the Review Period and, upon such termination, all Earnest Money previously deposited shall be immediately refunded to Purchaser and the parties hereto shall have no further liabilities one to the other. If Purchaser delivers a statement to Seller and to the Title Company stating “the Property is not acceptable and Purchaser hereby terminates the Agreement” on or before the expiration of the Review Period, Purchaser shall be deemed to have timely terminated this Agreement. Upon a proper termination of this Agreement by Purchaser as provided above, this Agreement shall automatically terminate and Seller hereby directs and authorizes the Title Company, and the Title Company shall, notwithstanding any contrary instructions that Seller may hereafter give, immediately return any and all Earnest Money and all interest accrued thereon to Purchaser. Upon a termination, and prior to the refund of the Earnest Money, Purchaser shall promptly return to Seller all items delivered to Purchaser by Seller, as well as copies of all surveys, reports and appraisals prepared for or by Purchaser. Purchaser agrees not to allow any liens to arise against the Property as a result of such inspections and studies and agrees to indemnify and hold Seller harmless from and against any and all claims, charges, actions, costs, suits, damages, injuries, or other liabilities which arise, either directly or indirectly, from Purchaser’s or its agent’s or employee’s entry onto the Property prior to Closing. This indemnity shall survive Closing or a termination of this Agreement by Purchaser.

4.3. Seller’s Delivery of Documents. Seller shall deliver to Buyer all documents listed below (collectively, “Preliminary Documents”) within ten (10) business days after the Effective Date:

4.3.1. Schedule of Personal Property. A complete schedule of all tangible Personal Property, if any, to be sold under this Agreement and a complete schedule of all service contracts related to the Property.

4.3.2. Agreements. Copies of all written easements, covenants, restrictions, agreements, service contracts, and other documents that affect the Property, including without limitation any agreements relating to insurance, service, operation, repair, supply, advertising, promotion, sale, leasing, or management of the Property or the use of the common facilities, in Seller’s possession.

4.3.3. Licenses and Permits. Copies of any licenses, permits, or certificates in the possession of Seller, and any correspondence related to the Improvements, in Seller’s possession.

4.3.4. Plans. Copies of any existing construction drawings, as-built plans, and specifications for the Property in Seller’s possession.

4.3.5. Tax Bills. Property tax bills for the past three (3) years.

4.3.6. Financial Information. Copies of operating statements for the Property covering each calendar month of the current calendar year to date, and each of the prior three (3) calendar years and all budgets prepared in relation to the current year and the prior three (3) years. Copies of all invoices, utility bills, and other records of operating expenses for invoices, bills and expenses in excess of $5,000.00 incurred during the current years and the prior three (3) years shall be provided upon request prior to Closing.

4.3.7. Insurance Policies. Summary of all liability, fire, and casualty insurance coverage and costs thereof carried by Seller with respect to the Property, and copies of certificates evidencing all insurance that is being carried.

4.3.8. Materials Related to Condition of the Property. Any environmental impact reports, “Phase I” or “Phase II” reports, or environmental site assessments concerning hazardous materials on the Property, complaints or notices of the presence of hazardous materials on the Property, geological surveys, soil tests, engineering reports, inspection results, complaints, or notices received regarding the safety of the Property in Seller’s possession.

4.3.9. Litigation Materials. All materials related to pending or threatened litigation involving the Property or the Seller on account of its ownership of the Property, including correspondence, complaints, court orders, settlements, and judgments, except to the extent disclosure of such materials would result in Seller’s waiver of its attorney-client privilege.

4.3.10. Other Documents. Access to other data, correspondence, documents, agreements, waivers, notices, applications, and other records regarding the Property relating to transactions with taxing authorities, governmental agencies, utilities, vendors, tenants, neighbors, and others in Seller’s possession.

ARTICLE V.

SELLER AND PURCHASER REPRESENTATIONS

5.1. Seller’s Representations and Warranties. Seller hereby represents and warrants that each of the following is true as of the Effective Date and shall be true as of the Closing Date except as otherwise disclosed in writing to the Purchaser:

5.1.1. Condition of the Property. To Seller’s actual knowledge, the Property is free of physical or mechanical defects and all building systems in the Project (including without limitation heating, ventilating, air-conditioning, elevator, mechanical, electrical, sprinkler, life safety, and plumbing systems) are in good order and repair.

5.1.2 Compliance With Laws. To Seller’s actual knowledge, neither the Property nor its operation violates in any way any applicable laws, ordinances, rules, regulations, judgments, orders, or covenants, conditions and restrictions, whether federal, state, local, foreign or private, including without limitation the Americans with Disabilities Act and all life safety requirements. To the actual knowledge of Seller, the Improvements are not in violation of any applicable building or zoning codes, building moratorium or environmental protection codes, laws, regulations, or ordinances. Seller has not received any request, oral or written, that Seller modify or terminate any use of the Property. To the actual knowledge of Seller, the zoning of the Property permits the current Improvements and use of the Property, there is no pending or contemplated rezoning, and to the actual knowledge of Seller, the Property complies with the Subdivision Map Act and local ordinances enacted under that Act.

5.1.3. Documents. To the actual knowledge of Seller, all Preliminary Documents delivered to Purchaser under section 4.4, and all other documents delivered to Purchaser by or on behalf of Seller, are true, correct, and complete copies of what they purport to be. The documents delivered by Seller to Purchaser are all the material documents concerning the Property in Seller’s possession or under its control.

5.1.4. Operating Statements. All operating statements furnished to Purchaser in connection with or under this Agreement (a) are true and correct in all material respects, (b) have been prepared in conformity with generally recognized accounting principles consistently applied, and (c) accurately reflect the financial position of the Property.

5.1.5. Litigation. There is no pending or to the actual knowledge of Seller threatened private or governmental litigation by any governmental authority or person against Seller relating to the Property that might, if it and all other pending and threatened litigation were adversely determined, result in a material adverse change in the Property or its operation or that challenges the validity of or otherwise materially adversely affects the transactions contemplated by this Agreement.

5.1.6. Other Proceedings. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or other proceedings are pending or to the actual knowledge of Seller threatened against Seller or Seller’s interest in the Property, nor are any such proceedings contemplated by Seller.

5.1.7. Governmental Action. Seller has no actual knowledge of, nor has Seller received written notice of, any plan, study, or effort by any agency or party that in any way would materially affect the use of the Property or any portion of it for its current use or of any intended public improvements that would result in any charge being levied against, or any lien assessed on, the Property. Seller has no knowledge of any existing, proposed, or contemplated plan to widen, modify, or realign any street or highway contiguous to the Property.

5.1.8. Condemnation. Seller has received no actual notice of any presently pending or contemplated special assessments or proceedings to condemn or demolish the Property or any part of it or any proceedings to declare the Property or any part of it a nuisance.

5.1.9. Licenses. To the actual knowledge of Seller, Seller has all licenses, permits, easements, and rights of way, including proof of dedication, building permits, and occupancy permits that are required from any governmental authority having jurisdiction over the Property, or from private parties, in order to continue the present use of the Property and to insure adequate vehicular and pedestrian ingress and egress to the Property. All permits, rights, and documents to be transferred (to the extent assignable) to Purchaser at close of escrow have been fully paid for and are not subject to any liens, encumbrances, or claims of any kind.

5.1.10. Development Rights. Neither Seller nor any previous owner of the Property has, except by operation of law, sold, transferred, conveyed, or entered into any agreement regarding “air rights,” “excess floor area ratio,” or other development rights or restrictions relating to the Property, except as otherwise expressly set forth in the Commitment.

5.1.11. Due Authorization. This Agreement and the performance of Seller’s obligations under it and all documents executed by Seller that are to be delivered to Purchaser at the Closing are, and on the Closing Date shall be, duly authorized, executed, and delivered by Seller and are, and at the Closing Date shall be, legal, valid, and binding obligations of Seller, and do not, and on the Closing Date shall not, violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or the Property is subject. No consent of any partner, shareholder, creditor, investor, judicial or administrative body, government agency, or other party is required for Seller to enter into and/or to perform Seller’s obligations under this Agreement, except as has already been obtained. Seller is a corporation organized, validly existing, and in good standing under the laws of the State of Minnesota.

5.1.12. Title to the Property. Seller has good and marketable title to the Property. Seller has no actual knowledge of any unrecorded or undisclosed legal or equitable interest in the Property owned or claimed by anyone other than Seller. Seller has no knowledge that anyone will, at the Closing, have any right to possession of the Property, except for tenants and as disclosed by this Agreement or otherwise in writing to Purchaser. There are no unsatisfied mechanics’ or materialmen’s lien rights on the Property. No assessment lien or bond encumbers the Property, and to Seller’s actual knowledge, no governmental authority has undertaken any action that could give rise to an assessment lien affecting the Property.

5.1.13. Improvements; Personal Property. Seller has no actual knowledge that anyone will, at the Closing, have any right to possession of the Improvements or any Personal Property included in the Purchase Price nor actual knowledge of any liens or encumbrances affecting such Improvements or Personal Property except as disclosed by this Agreement or otherwise in writing to Purchaser.

5.1.14. Hazardous Wastes. To Seller’s actual knowledge: (a) the property is not in violation of any federal, state, or local law, ordinance, or regulation relating to industrial hygiene or to the environmental conditions on, under, or about the Property, including but not limited to soil and groundwater conditions; (b) there are no environmental, health, or safety hazards on, under, or about the Property, including but not limited to soil and groundwater conditions; (c) Seller has not used or installed any underground tank, or used, generated, manufactured, treated, stored, placed, deposited, or disposed of on, under, or about the Property or transported to or from the Property any flammable explosives, radioactive materials, hazardous wastes, toxic substances, or related materials (Hazardous Materials), which for purposes of this Agreement includes, but is not limited to, substances defined as “hazardous substances, hazardous materials, or toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 United States Code §§9601 et seq.); the Hazardous Materials Transportation Act (49 United States Code §§1801 et seq.); the Resource Conservation and Recovery Act (42 United States Code §§6901 et seq.), de minimis amounts of household cleaners, office or maintenance supplies or other substances commonly used in restaurant operations to be excluded.

5.1.15. Foreign Person. Seller is not a foreign person and is a “United States Person” as such term is defined in §7701(a)(30) of the Internal Revenue Code of 1986, as amended.

5.2. Purchaser’s Representations and Warranties. Despite anything to the contrary in this Agreement, Purchaser hereby warrants and represents that, as of the Effective Date, this Agreement and the performance of Purchaser’s obligations under it and all the documents executed by Purchaser that are to be delivered to Seller at the Closing are, and on the Closing Date shall be, duly authorized, executed, and delivered by Purchaser and are, and at the Closing Date shall be, legal, valid, and binding obligations of Purchaser, and do not, and on the Closing Date shall not, violate any provisions of any agreement or judicial order to which Purchaser is a party or to which Purchaser or the Property is subject. No consent of any partner, shareholder, creditor, investor, judicial or administrative body, government agency, or other party is required for Purchaser to enter into or to perform Purchaser’s obligations under this Agreement, except as has already been obtained.

5.3. Effect of Representations and Warranties. Each representation and warranty in this Article V: (a) is material and being relied on by the party to which the representation and warranty is made; (b) is true in all respects as of the Effective Date; (c) shall be true in all respects on the Closing Date; and (d) shall survive the Closing for a period of one (1) year, except as otherwise provided in this Agreement.

ARTICLE VI.

PRORATIONS AND ADJUSTMENTS

Ad valorem taxes and operating expenses for the Property for the year of the Closing shall be not be prorated, as all such amounts shall remain the obligation of Seller. Rents due under the Lease for the month of Closing shall be prorated through the date of Closing.

ARTICLE VII.

COMMISSIONS

Seller does hereby agree to indemnify Purchaser against and hold Purchaser harmless from any and all such real estate commissions or fees being claimed by persons by or through Seller. Purchaser does hereby agree to indemnify Seller against and hold Seller harmless from any and all such real estate commissions, claims for such commissions or similar fees, including attorneys’ fees incurred in any lawsuit regarding such commissions or fees claimed by persons by or through Purchaser.

ARTICLE VIII.

RISK OF LOSS

8.1 Risk of loss until the Closing shall be borne by Seller. In the event that damage, loss or destruction of the Property or any part thereof, by fire or other casualty, or through condemnation or sale in lieu thereof, occurs prior to the actual closing of the transactions contemplated hereby, the extent of such damage or taking involving more than $100,000 (a “Material Event”), the Purchaser shall, at its option, elect one of the following:

8.1.1 To terminate this Agreement and receive an immediate refund of all Earnest Money previously deposited.

8.1.2 To close the transactions contemplated hereby and take an assignment of and receive in cash all insurance or condemnation proceeds payable as a result of such casualty loss or condemnation, and receive a credit in the amount of any deductible applicable to such insurance coverage.

8.2 In the event of less than a Material Event, Purchaser shall close the transactions contemplated hereby and take an assignment of and receive in cash all insurance or condemnation proceeds payable as a result of such casualty loss or condemnation, and receive a credit in the amount of any deductible applicable to such insurance coverage.

8.3 Seller shall maintain the current insurance coverage in force for the Property in full force and effect through the Closing Date.

ARTICLE IX.

TERMINATION AND REMEDIES

9.1 In the event that Seller shall have failed to have performed any of the covenants and/or agreements contained herein which are to be performed by Seller, or if any of the conditions precedent to Purchaser’s obligation to consummate the transactions contemplated hereby shall have failed to occur, Purchaser may, as its sole remedies, terminate this Agreement by giving written notice of termination to Seller and receive a full and immediate refund of any and all Earnest Money previously deposited, or enforce specific performance of this Agreement.

9.2 If this Agreement is terminated by Purchaser pursuant to any provision of this Agreement authorizing such termination, Purchaser shall be entitled to the immediate refund of any and all Earnest Money previously deposited, together with all interest accrued thereon and thereafter Purchaser shall have no further obligations hereunder.

9.3 If Seller is not then in default in its obligations or agreements, and the Purchaser has not terminated this Agreement pursuant to any of the provisions authorizing such termination, and Purchaser fails to close the transaction contemplated hereby, Seller shall be entitled to receive the Earnest Money and all accrued interest thereon as Seller’s sole and exclusive remedy for such failure, Seller hereby specifically waiving any and all rights which it may have to damages, specific performance or any other remedy as a result of Purchaser’s default under this Agreement.

ARTICLE X.

NOTICES

10.1 All notices and other communications required or permitted under this Agreement must be in writing and will be deemed delivered, whether actually received or not, on the earlier of: (1) actual receipt, if delivered in person or by messenger with evidence of delivery; (2) receipt of an electronic facsimile (“Fax”) transmission with confirmation of delivery to the Fax telephone numbers specified below, if any; or (3) upon deposit with a nationally recognized overnight delivery service, prepaid and properly addressed to the intended recipient at the address set forth in Article I.

10.2 The addresses and addressees for the purpose of this article may be changed by either party by giving notice of such change to the other party in the manner provided herein for giving notice. For the purpose of changing such addresses or addressees only, unless and until such written notice is received, the last address and addressee stated in Article I shall be deemed to continue in effect for all purposes.

ARTICLE XI.

MISCELLANEOUS

11.1 Entire Agreement. THIS AGREEMENT AND THE EXHIBITS ATTACHED HERETO CONTAIN THE ENTIRE AGREEMENT BETWEEN THE PARTIES, AND NO PROMISE, REPRESENTATION, WARRANTY OR COVENANT NOT INCLUDED IN THIS AGREEMENT OR ANY SUCH REFERENCED AGREEMENTS HAS BEEN OR IS RELIED UPON BY EITHER PARTY. Moreover, this Agreement shall supersede any and all confidentiality agreements, if any, and said agreements shall no longer be of any force and effect.

11.2 No Oral Modification. NO MODIFICATION OR AMENDMENT OF THIS AGREEMENT SHALL BE OF ANY FORCE OR EFFECT UNLESS MADE IN WRITING AND EXECUTED BY BOTH PURCHASER AND SELLER.

11.3 Choice of Law. In the event that any litigation arises hereunder, it is specifically stipulated that this Agreement shall be interpreted and construed according to the laws of the State where the Property is located.

11.4 Attorneys’ Fees. The prevailing party in any litigation between the parties arising under this Agreement shall be entitled to recover reasonable attorney’s fees.

11.5 Counterparts. This Agreement may be executed in any number of counterparts and delivered by facsimile, which together shall constitute the agreement of the parties. The article headings herein contained are for purposes of identification only and shall not be considered in construing this Agreement.

11.6 Assignment. This Agreement, and the rights and obligations hereunder, may be assigned by Purchaser without the prior written consent of Seller. In the event of any such assignment, the original party designated as the Purchaser shall not be released from all duties or obligations hereunder and the Seller agrees to close the transaction contemplated hereunder with the assignee of Purchaser. This Agreement may not be assigned by Seller except pursuant to a tax-deferred exchange, in regard to which Purchaser agrees to reasonably cooperate at no expense or liability to Purchaser. Likewise, Seller agrees to reasonably cooperate at no expense or liability to Seller with a tax-deferred exchange effected by Purchaser.

11.7 Date of Agreement. All references in this Agreement to “the date hereof,” “Effective Date”, or similar references shall be deemed to refer to the last date, in point of time, on which the Title Company provides a written receipt of a fully executed counterpart of this Agreement.

11.8 Parties Bound. This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and assigns whenever the context so requires or admits.

11.9 Enforceability. If any provisions of this Agreement are held to be illegal, invalid or unenforceable under present or future laws, such provisions shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, provided that both parties hereto may still effectively realize the complete benefit of the transaction contemplated hereby.

11.10 Gender; Number. Any references to one gender used herein, whether masculine, feminine or neuter, shall be deemed to be a reference to any other gender as may be appropriate under the circumstances; further, the singular shall include the plural and the plural the singular.

11.11 Term of Offer. This Agreement constitutes an offer by Purchaser to purchase the Property on the terms and conditions and for the Purchase Price specified herein.

11.12 Day of Performance. In the event the day for which performance is scheduled hereunder is a Saturday, Sunday, or a holiday observed by national banking associations in Austin, Texas, then the day for such performance shall be the immediately following business day. Any reference to a “business day” in this Agreement shall mean a day other than a Saturday, Sunday or holiday observed by national banking associations in Austin, Texas.

11.13 Confidentiality. This Agreement and all of the terms and provisions hereof are confidential. Purchaser and Seller agree to keep confidential (and shall use their best efforts to cause their agents, employees and brokers to keep confidential) all discussions of this Agreement, the proposed acquisition, all documents and materials delivered pursuant to this Agreement, except for necessary disclosure to partners, employees, accountants, attorneys, lenders and consultants of the parties hereto, and disclosure in connection with any financing, merger, acquisition or other such transaction. No public announcements concerning this Agreement or the transaction contemplated herein shall be made by either party without the mutual consent of the parties. SPECIFICALLY, SELLER SHALL KEEP THE PURCHASE PRICE AND THE TERMS OF THIS AGREEMENT STRICTLY CONFIDENTIAL. Notwithstanding any provision of this Section 11.13 to the contrary, Purchaser hereby acknowledges that Seller is a publicly traded company, and that Seller therefore is permitted to make any disclosure required by securities laws or other laws applicable to publicly traded companies.

SELLER:
BUCA RESTAURANTS 2, INC.

/s/ Richard G. Erstad
Name:	Richard G. Erstad
Title:	Secretary

Date:

PURCHASER:
BARTON CREEK CAPITAL, LLC, a Texas limited liability company

/s/ Keith Buchanan
Name:	Keith Buchanan
Title:	Partner

Date:

ACCEPTANCE BY TITLE COMPANY

The undersigned title company, LANDAMERICA COMMONWEALTH TITLE OF DALLAS referred to in the foregoing Contract as the “Title Company”, hereby acknowledges receipt of a fully executed copy (or executed counterparts) of the foregoing Contract and accepts the obligations of the Title Company as set forth in such Contract.

/s/ Kim L. Lawrence
Name:	Mr. Kim L. Lawrence
Title:	Escrow Officer

Date:	4/25/08